Exhibit 8.1
May 24, 2007
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
Ladies and Gentleman:
          We have acted as special tax counsel to M&T Bank Corporation, a corporation organized under the laws of the State of New York (“M&T Bank”), in connection with a Prospectus Supplement dated May 22, 2007 (the “Prospectus Supplement”) to a Prospectus dated February 14, 2005 and a part of the registration statement on Form S-3 (File No. 333-122147) that was filed with the Securities and Exchange Commission (collectively, the “Offering Documents”), for the purpose of selling $300,000,000 principal amount of 5.375% Senior Notes (the “Notes”) due May 24, 2012.
          In connection with this opinion, we have examined the Indenture and First Supplemental Indenture of M&T Bank, the form of Note, the Underwriting Agreement, dated May 21, 2007, among M&T Bank, Citigroup Global Markets Inc., and Credit Suisse Securities (USA) LLC, the Offering Documents, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
          In our examination, we have assumed that (i) the statements concerning the issuance of the Notes contained in the Offering Documents are true, correct, and complete, (ii) the terms of the documents referred to in the preceding paragraph will be complied with, (iii) the factual representations made to us by M&T Bank in its officer’s certificate dated as of the date hereof are true, correct, and complete, and (iv) any factual representations made in the Offering Documents are true, correct, and complete. If any of the above described assumptions are untrue for any reason or if the issuances of the Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.
          Subject to the foregoing, we are of the opinion that, insofar as it relates to matters of United States federal tax law, the discussion set forth in the Prospectus Supplement under the heading, “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS,” fairly summarizes the matters therein described in all material respects.

M&T Bank Corporation
May 24, 2007

          We are rendering this opinion to you solely in connection with the Prospectus Supplement, and this opinion is not to be relied upon by any other person or for any other purpose.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz